Exhibit 4.3

BUSINESS OBJECTS EMPLOYEE BENEFITS SUB-PLAN TRUST

     WHEREAS, Business Objects S.A. (the “Company”) has adopted, and its shareholders have approved, the Subsidiary Stock Incentive Sub-Plan (the “Sub-Plan”), under the Company’s 2001 Stock Incentive Plan (the “Parent Plan”);

     WHEREAS, certain Subsidiaries of the Company, which are the signatories of this Sub-Plan Trust agreement (the “Trust Agreement”), would like to grant Awards under the Sub-Plan to their employees, defined as “Subsidiary Beneficiary(ies)” by the Sub-Plan;

     WHEREAS, the Sub-Plan contemplates the creation of a stand-alone trust, defined as “Sub-Plan Trust” or “Trust” by the Sub-Plan, from which Awards may be issued to Subsidiary Beneficiaries pursuant to the Sub-Plan;

     WHEREAS, the Sub-Plan contemplates that the Trustee of the Trust will administer the Sub-Plan in accordance with instructions received from the Subsidiary Administrator;

     WHEREAS, these Subsidiaries have appointed Allecon Stock Associates L.L.C. as trustee of the Trust (“Trustee”), and such company has agreed to serve in such capacity;

     WHEREAS, it is the intention of these Subsidiaries to contribute cash to the Trust to enable the Trust to subscribe for or acquire Shares;

     WHEREAS, the Company is authorized to issue new Shares reserved to the Trust and to allocate Shares to the Trust in compliance with its share repurchase program;

     WHEREAS, Shares subscribed or acquired by the Trust and converted into American Depositary Shares (“ADS” or “share”), will enable Trustee to satisfy Awards granted by Trustee to eligible Subsidiary Beneficiaries under the Sub-Plan in accordance with the directions of the Subsidiary Administrator;

     NOW, THEREFORE, the Subsidiaries, having signed this Trust Agreement and the Trustee (collectively the “Parties”) do hereby adopt the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

     Section 1. Definitions. Initially capitalized terms herein are as defined in the Parent Plan and the Sub-Plan, except where otherwise defined herein

     Section 2. Establishment of Trust.

     (a) The Subsidiaries hereby establish the Trust with the Trustee, consisting of such sums of money and other property acceptable to the Trustee as from time to time shall be paid or delivered to the Trustee. All such money and other property, all investments and reinvestments made therewith or proceeds thereof and all earnings and profits thereon, less all payments and charges as authorized herein, shall constitute the “Trust Fund.”

     (b) The Trust hereby established shall be irrevocable.

     (c) The Trust is intended to be a grantor trust of which the Subsidiaries are the grantors, within the meaning of subpart E, part I, subchapter I, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

     (d) The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of these Subsidiaries and shall be used solely for the uses and purposes of satisfying Sub-Plan obligations to eligible Subsidiary Beneficiaries and general creditors of these Subsidiaries as herein set forth. Eligible Subsidiary Beneficiaries and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Sub-Plan shall be mere unsecured contractual rights of eligible Subsidiary Beneficiaries. Any assets held by the Trust will be subject to the claims of the general creditors of these Subsidiaries under federal and state law in the event of insolvency.

     (e) These Subsidiaries, in their sole discretion, may at any time, or from time to time, make additional deposits of cash in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor any eligible Subsidiary Beneficiaries shall have any right to compel such additional deposits.

     (f) The Trustee shall not be liable for any failure by the Subsidiaries to provide contributions sufficient to subscribe and/or acquire sufficient Shares under the Sub-Plan to satisfy obligations to eligible Subsidiary Beneficiaries under the Sub-Plan.

     (g) In the event a Subsidiary makes contributions to the Trust resulting from a mistake of fact or law, the Trustee shall, upon written request of the Subsidiary, refund such requested amounts to the extent allowed by law or regulation and generally accepted accounting principles.

     (h) No right or interest to receive shares from the Trust may be assigned, sold, anticipated, alienated or otherwise transferred by eligible Subsidiary Beneficiaries or their beneficiaries.

     Section 3. Awards and Distributions to Subsidiary Beneficiaries.

     (a) In accordance with section 3(h) hereof, the Trustee shall be responsible for administering the Sub-Plan. The Trustee shall keep a record of Subsidiary contributions and the number of shares allocated to each Subsidiary for Awards to eligible Subsidiary Beneficiaries employed by such Subsidiary as to (i) each Subsidiary’s contributions to the Trust and resulting Share subscriptions or acquisitions, (ii) share transfers from one Subsidiary’s account to another Subsidiary’s account pursuant to sections 3(b) or 3(c) hereof, and (iii) Awards (including shares distributed and shares forfeited) made at the request of the Subsidiary Administrator.

     (b) In the event of an eligible Subsidiary Beneficiary transfers employment from one Subsidiary to another, the Trustee shall equitably allocate the Shares subject to such eligible Subsidiary

Beneficiary’s Award from each Subsidiary’s account based upon the amount of such Award vesting during employment by each Subsidiary.

     (c) A Subsidiary (the “Assignor”) may decide to transfer all or a part of its allocated shares to another Subsidiary (the “Assignee”). In this case the Subsidiary or the Subsidiary Administrator will direct the Trustee to transfer a specific number of shares from the Assignor account to the Assignee account. The Assignor and the Assignee will separately agree upon the payment terms and conditions for the transferred shares.

     (d) The Subsidiaries or the Subsidiary Administrator may deliver to the Trustee a schedule (the “Share Schedule”) that indicates the Awards to be granted and/or Share amounts payable to each eligible Subsidiary Beneficiary employed by such Subsidiary (and his or her beneficiaries), and the time for distribution of such Shares. Except as otherwise provided herein, the Trustee shall make such Awards and distribute shares to the eligible Subsidiary Beneficiaries and their beneficiaries in accordance with such Share Schedules.

     (e) The Trustee may refuse to make an Award directed by the Subsidiary Administrator to the extent it reasonably believes that the concerned Subsidiary has insufficient shares remaining in Trust on its account to satisfy the Award.

     (f) If so directed by the Subsidiaries or the Subsidiary Administrator, the Trustee shall make provision for the reporting and withholding of any federal or state or local taxes that may be required to be withheld with respect to the granting of Awards or the distribution of shares pursuant to the terms of the Sub-Plan and Awards thereunder and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by these Subsidiaries, as appropriate. Moreover, if so directed by the Subsidiary Administrator, the Trustee shall only issue to Subsidiary Beneficiaries and/or their beneficiaries net shares upon the grant or vesting of Awards, after subtracting that number of shares specified by the Subsidiary Administrator as equal in fair market value to the minimum amount necessary to satisfy related tax withholding obligations. In such event, the applicable Subsidiary or Subsidiaries shall pay the tax withholding amount and shall receive a credit to their Trust account equal to the number of shares retained by the Trust to satisfy such tax withholding obligations.

     (g) The entitlement of an eligible Subsidiary Beneficiary or his or her beneficiaries to receive Awards and corresponding shares under the Sub-Plan shall be determined by the Subsidiary Administrator.

     (h) Subject to the provisions of Section 3(a) hereof, the Sub-Plan, U.S. Applicable Laws and other applicable laws, the Subsidiary Administrator shall have the authority, in their discretion, to instruct and direct the Trustee with respect to the following actions:

- to select the Subsidiary Beneficiaries to whom Awards may be granted;

- to determine whether and to what extent Awards are granted;

- to determine the number of shares to be covered by each Award granted;

-	to approve forms of agreement for use with Awards;

-	to determine the terms and conditions, not inconsistent with the terms and conditions of the Sub-Plan, of any Awards. Such terms and conditions include, but are not limited to, the purchase price (if any), vesting schedules (which may be performance based), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares relating thereto, based in each case on such factors as the Subsidiary Administrator, in their sole discretion, shall determine;

-	to determine whether and to what extent shares subject to an Award shall be distributed at a specific time after vesting;

-	to construe and interpret the terms of the Sub-Plan and Awards granted pursuant to the Sub-Plan;

-	to prescribe, amend and rescind rules and regulations relating to the Sub-Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under applicable tax laws;

-	to modify or amend each Award (subject to Section 15.3 of the Sub-Plan);

-	to execute on behalf of the Subsidiary any instrument required to effect the grant of an Award previously decided by the Subsidiary Administrator;

-	to determine the terms and restrictions applicable to Awards, including without limitation the sale of Shares acquired pursuant to an Award during certain periods or upon certain events which the Subsidiary Administrator shall determine in its sole discretion; and

-	to make all other determinations deemed necessary or advisable for administering the Sub-Plan.

     (i) If the principal of the Trust, and any earnings thereon, are not sufficient to make payments of Shares in accordance with the terms of the Sub-Plan, the Subsidiaries shall contribute sufficient cash amounts to enable the Trust to subscribe or acquire for sufficient Shares to satisfy the shortfall. Trustee shall notify the Subsidiaries and/or the Subsidiary Administrator when principal and earnings are not sufficient. In addition, Trustee shall provide the Subsidiaries with written confirmation of the fact and time of any payment of Shares hereunder within the time limit agreed to by the Subsidiaries and Trustee from time to time.

     (j) Trustee and its officers, directors and employees shall be entitled to rely on all certificates and reports made by any duly appointed accountants, actuaries, recordkeepers and consultants, and on all opinions given by any properly consulted legal counsel, which legal counsel may be counsel for the Trustee, the Subsidiaries or the Company.

Section 4.	Trustee Responsibility Regarding Payments to Eligible Subsidiary Beneficiaries When Subsidiary is Insolvent.

     (a) Trustee shall cease making distributions to eligible Subsidiary Beneficiaries and their beneficiaries if the Subsidiary employing the eligible Subsidiary Beneficiary is Insolvent. The Subsidiaries shall be considered “Insolvent” for purposes of this Trust Agreement if (i) the Subsidiaries are unable to pay their debts as they become due, or (ii) the Subsidiaries are subject to a pending proceeding as a debtor under the applicable bankruptcy code of the jurisdiction in which they are incorporated.

     (b) At all times during the continuance of this Trust, the principal and income of the Trust shall be subject to claims of general creditors of Subsidiaries under federal, state and local law as follows:

          (i) The Subsidiaries shall have the duty to inform the Trustee in writing of the Subsidiary’s Insolvency. If a person claiming to be a creditor of any Subsidiary alleges in writing to the Trustee that the Subsidiary has become Insolvent, the Trustee shall determine whether the Subsidiary is Insolvent and, pending such determination, the Trustee shall cease distributing shares to eligible Subsidiary Beneficiaries employed by the Insolvent Subsidiary or their beneficiaries.

          (ii) Unless the Trustee has actual knowledge of the Insolvency of any Subsidiary, or has received notice from a Subsidiary or a person claiming to be a creditor that a specific Subsidiary is Insolvent, the Trustee shall have no duty to inquire whether such Subsidiary is Insolvent. The Trustee may in all events rely on such evidence concerning such Subsidiary’s solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for determining such Subsidiary’s solvency.

          (iii) If at any time the Trustee has determined that a Subsidiary is Insolvent, the Trustee shall cease distributing shares to eligible Subsidiary Beneficiaries employed by the Insolvent Subsidiary or their beneficiaries and shall hold that portion of the assets of the Trust allocated to eligible Subsidiary Beneficiaries of the insolvent Subsidiary for the benefit of the Insolvent entity’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of eligible Subsidiary Beneficiaries or their beneficiaries to pursue their rights as general creditors of the Subsidiaries with respect to benefits due under the Sub-Plan or otherwise.

          (iv) The Trustee shall resume the distribution of shares to eligible Subsidiary Beneficiaries or their beneficiaries in accordance with Section 3 of this Trust Agreement only after Trustee has determined that Subsidiary is not Insolvent or is no longer Insolvent.

     Section 5. Payments to Subsidiaries. Except as provided in Sections 2(g) and 4 hereof, the Subsidiaries shall have no right or power to direct Trustee to return to the Subsidiaries or to divert to others any of the Trust assets before all payment of shares have been made to eligible Subsidiary Beneficiaries and their beneficiaries pursuant to the terms of the Sub-Plan and Awards thereunder.

     Section 6. ADS holder Rights. The Trustee must abstain from voting shares held by the Trust. The Trustee shall have all other rights of an ADS holder with respect to Company ADSs while they are held in trust, including without limitation, the right to receive any cash dividends declared thereon in compliance with the term of the depositary agreement. If, from time to time while Company ADSs are held in trust, there is any stock dividend, stock split or other change in capitalization, or (ii) any dissolution, merger or sale of all or substantially all of the assets of the Company, any and all new, substituted or additional securities to which the Trustee is entitled by reason of the Trustee’s ownership of the ADSs shall be immediately subject to the Trust, deposited with the Trust account in compliance with and subject to the conditions of the section 13 of the Sub-Plan.

     Section 7. Investment Authority.

     (a) Except as provided below, the Subsidiaries and/or the Subsidiary Administrator shall have all power and responsibility for the management and investment of cash Trust assets, and the Trustee shall comply with proper written directions of the Subsidiaries and/or the Subsidiary Administrator concerning the cash Trust assets. The Subsidiaries and/or the Subsidiary Administrator will not issue directions in violation of the terms of this Trust Agreement. Except as provided in this Trust Agreement, the Trustee shall have no duty or responsibility to review, initiate action, or make recommendations regarding the cash Trust assets and shall retain such assets until directed in writing by the Subsidiaries and/or the Subsidiary Administrator use them to subscribe for or acquire Shares from the Company and convert them into ADS.

     (b) The Subsidiaries and/or the Subsidiary Administrator may appoint an investment manager to direct, control or manage the investment of all or a portion of the cash Trust assets. The Subsidiaries and/or the Subsidiary Administrator shall notify the Trustee in writing of the appointment of each investment manager and the portion of the cash Trust assets subject to the investment manager’s direction. If the foregoing conditions are met, the investment manager shall have the power to manage such portion of the cash Trust assets and the Trustee shall not be liable for the acts or omissions of the investment manager or be under an obligation to invest or otherwise manage the portion of the cash Trust assets that is subject to the direction of such investment manager.

     (c) Subject to the foregoing provisions of this Section 7, Trustee shall have, without exclusion, all powers conferred on Trustee by applicable law, unless expressly provided otherwise herein, and all rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with Participants. Subject to the foregoing provisions of this Section 7, Trustee shall have full power and authority to invest and reinvest the cash Trust funds in any investment permitted by law that provide sufficient liquidity for the Trustee to make required subscriptions or acquisitions hereunder, under the standards set forth in Section 10(a) including, without limiting the generality of the foregoing, the power:

          (i) To deposit or invest all or any part of the assets of the Trust Fund in savings accounts or certificates of deposit or other deposits that bear a reasonable interest rate in a bank, including the commercial department of Trustee, if such bank is supervised by the United States or any state of the United States;

          (ii) To hold in cash, without liability for interest, such portion of the Trust Fund that, in its discretion, shall be reasonable under the circumstances, pending investments, or payment of expenses, or the distribution of benefits;

          (iii) To cause title to property of the Trust to be issued, held or registered in the individual name of Trustee, or in the name of its nominee(s) or agent(s), or in such form that title will pass by delivery;

          (iv) To exercise all of the further rights, powers, options and privileges granted, provided for, or vested in trustees generally under the laws of the State of California; so that the powers conferred upon Trustee herein shall not be in limitation of any authority conferred by law, but shall be in addition thereto;

          (v) To use securities depositories or custodians and to allow such securities as may be held by a depository or custodian to be registered in the name of such depository or its nominee or in the name of such custodian or its nominee;

          (vi) To do all other acts necessary or desirable for the proper administration of the Trust Fund, as if Trustee were the absolute owner thereof.

     Section 8. Disposition of Income. During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested or used to subscribe for or acquire additional Company Shares.

     Section 9. Accounting by Trustee. Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Subsidiaries and/or the Subsidiary Administrator and Trustee. Within 90 days following the close of each fiscal year of the Company and within 90 days after the removal or resignation of Trustee, Trustee shall deliver to the Subsidiary Administrator a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be. Upon the request of the Subsidiaries and/or the Subsidiary Administrator, Trustee shall maintain records based upon information provided by the Subsidiaries and/or the Subsidiary Administrator regarding the allocation of Trust assets to Subsidiary Beneficiaries. The Subsidiaries and/or the Subsidiary Administrator may approve such account by written notice of approval delivered to the Trustee or by failure to express objections to such account delivered to the Trustee in writing within sixty (60) days from the date upon which the account was delivered to the Subsidiaries and/or the Subsidiary Administrator. The account shall be deemed approved upon receipt by the Trustee of the Subsidiaries and/or the Subsidiary Administrator written approval of the account or upon the passage of the sixty (60)-day period of time, except for any matters covered by written objections that have been delivered to the Trustee by the Subsidiaries and/or the Subsidiary Administrator and for which the Trustee has not given an explanation or made an adjustment satisfactory to the Subsidiaries and/or the Subsidiary Administrator.

     Section 10. Responsibility of Trustee.

     (a) Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Subsidiaries and/or the Subsidiary Administrator which is contemplated by, and in conformity with, the terms of the Sub-Plan or this Trust and is given in writing by Subsidiaries and/or the Subsidiary Administrator. In the event of a dispute between Subsidiaries and/or the Subsidiary Administrator and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

     (b) If Trustee undertakes or defends any litigation arising in connection with this Trust, Subsidiaries agree to indemnify Trustee against Trustee’s costs, expenses and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments. If Subsidiaries and/or the Subsidiary Administrator do not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust.

     (c) Trustee may consult, at its own expense, with legal counsel (who may also be counsel for Subsidiaries and/or the Subsidiary Administrator generally) with respect to any of its duties or obligations hereunder.

     (d) Trustee may hire, at its own expense, agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

     (e) Trustee shall have, without exclusion, all powers conferred on Trustee by applicable law, unless expressly provided otherwise herein.

     (f) Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

     Section 11. Compensation and Expenses of Trustee. The Subsidiaries will pay Trustee compensation for its services as agreed upon by and between the Trustee and the Subsidiaries and/or the Subsidiary Administrator in a separate agreement.

     Section 12. Resignation and Removal of Trustee.

     (a) Trustee may resign at any time by written notice to the Subsidiary Administrator, which shall be effective 30 days after receipt of such notice unless Subsidiaries and/or the Subsidiary Administrator and Trustee agree otherwise.

     (b) Trustee may be removed by all Subsidiaries and/or the Subsidiary Administrator on 30 days’ notice or upon such shorter notice accepted by Trustee.

     (c) Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 30 days after receipt of notice of resignation, removal or transfer, unless Subsidiaries and/or the Subsidiary Administrator extends the time limit.

     (d) If Trustee resigns or is removed, a successor shall be appointed discretionarily in accordance with Section 13 hereof by the effective date of resignation or removal under paragraphs (a) or (b) of this Section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

     (e) A successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 7, 9 and 10 hereof. A successor Trustee shall not be responsible for, and the Subsidiaries will indemnify and defend the successor Trustee from, any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

     Section 13. Appointment of Successor. If Trustee resigns or is removed, then the Subsidiaries may appoint any other party including any individual, as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the origins and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Subsidiaries and/or the Subsidiary Administrator or the successor Trustee to evidence the transfer.

     Section 14. Amendment or Termination.

     (a) This Trust Agreement may be amended by a written instrument executed by Trustee and the Subsidiaries. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Sub-Plan.

     (b) The Trust shall not terminate until the date upon which Subsidiary Beneficiaries are no longer entitled to benefits pursuant to the terms of the Sub-Plan and Awards thereunder. Upon termination of the Trust any assets remaining in the Trust shall be returned to Subsidiaries.

     Section 15. Miscellaneous.

     (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

     (b) Benefits payable to Subsidiary Beneficiaries and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

     (c) This Trust Agreement shall be governed by and construed in accordance with the laws of California.

     Section 16. Effective Date. The effective date of this Trust Agreement shall be June 22, 2005.

AGREED:

THE SUBSIDIARIES	TRUSTEES

Business Objects Americas, Inc

By: /s/ Susan Wolfe	By: /s/ Nicole Dmitruchina
Susan Wolfe, Secretary and General Counsel	Nicole Dmitruchina for James McBride, Trustee

Business Objects Corporation

By: /s/ James Tolonen

James Tolonen, CFO

Business Objects Australia Pty Ltd

By: /s/ James Tolonen

James Tolonen, Director

Business Objects Belux B.V.

By: /s/ Susan Wolfe

Susan Wolfe, Director

Business Objects do Brasil Ltda

By: /s/ Gisele Pais da Silva Costa

Gisele Pais da Silva Costa

Business Objects Software (Shanghai) Co. Ltd

By: /s/ James Tolonen

James Tolonen, Chairman and Legal Representative

Business Objects Danmark ApS

By: /s/ Susan Wolfe

Susan Wolfe, Director

Business Objects Finland Ltd

By: /s/ Susan Wolfe

Susan Wolfe, Director

Business Objects Deutschland GmbH

By: /s/ Benoit Fouilland

Benoit Fouilland, Director

Business Objects Greater China Ltd

By: /s/ Susan Wolfe

Susan Wolfe, Director

Business Objects Hong Kong Ltd

By: /s/ Susan Wolfe

Susan Wolfe, Director

Business Objects Software India Private Ltd

By: /s/ Susan Wolfe

Susan Wolfe, Director

Business Objects Software (Ireland) Ltd

By: /s/ James Tolonen

James Tolonen, Director

Business Objects Italia S.p.A.

By: /s/ Benoit Fouilland

Benoit Fouilland, Director

Business Objects Japan K.K.

By: /s/ Susan Wolfe

Susan Wolfe, Director

Business Objects Korea Ltd

By: /s/ Susan Wolfe

Susan Wolfe, Director

Business Objects Malaysia Sdn. Bhd Ltd

By: /s/ Susan Wolfe

Susan Wolfe, Director

Business Objects de Mexico S; de R.L de C.V.

By: /s/ Susan Wolfe

Susan Wolfe, Director

Business Objects Nederland B.V.

By: /s/ Susan Wolfe

Susan Wolfe, Director

Business Objects Asia-Pacific Pte Ltd

By: /s/ Susan Wolfe

Susan Wolfe, Director

Business Objects Iberica S.L.

By: /s/ Susan Wolfe

Susan Wolfe, Director

Business Objects Nordic A.B.

By: /s/ James Tolonen

James Tolonen, Chairman

Business Objects Taiwan, Inc.

By: /s/ Susan Wolfe

Susan Wolfe, Director

Business Objects Schweitz A.G.

By: /s/ James Tolonen

James Tolonen, President

Business Objects (UK) Ltd

By: /s/ Susan Wolfe

Susan Wolfe, Director

Business Objects Data Integration, Inc

By: /s/ Susan Wolfe

Susan Wolfe, Secretary and General Counsel

Crystal Decisions (UK) Ltd

By: /s/ Susan Wolfe

Susan Wolfe, Director

Set Analyzer Ltd

By: /s/ Susan Wolfe

Susan Wolfe, Director